Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 of XOMA Corporation (Nos. 333-108306, 333-151416, 333-171429, 333-174730, and 333-181849) pertaining to the 1981 Share Option Plan, the Restricted Share Plan, the 1992 Directors Share Option Plan, the Amended and Restated 1998 Employee Stock Purchase Plan, the 2007 CEO Share Option Plan and the Amended and Restated 2010 Long Term Incentive and Stock Award Plan and in the Registration Statement on Form S-3 of XOMA Corporation (Nos. 333-172197 and 333-183486) and the related Prospectuses of XOMA Corporation, of our reports dated March 12, 2014, with respect to the consolidated financial statements of XOMA Corporation, and the effectiveness of internal control over financial reporting of XOMA Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/   ERNST & YOUNG LLP
San Francisco, California
March 12, 2014